TREDEGAR REPORTS SECOND QUARTER 2019 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--8/8/2019--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported second quarter financial results for the period ended June 30, 2019.
The Company recognized net income of $14.5 million ($0.44 per share) in the second quarter of 2019 compared to net income of $14.7 million ($0.44 per share) in the second quarter of 2018.  Net income from ongoing operations, which excludes special items, was $11.7 million ($0.35 per share) in the second quarter of 2019 compared with $11.5 million ($0.35 per share) in the second quarter of 2018. A reconciliation of net income (loss), a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and six months ended June 30, 2019 and 2018, is provided in Note (a) of the Notes to the Financial Tables in this press release.

Second Quarter Financial Results Highlights

•	Operating profit from ongoing operations for PE Films of $7.8 million was $0.9 million lower than the second quarter of 2018

•	Operating profit from ongoing operations for Flexible Packaging Films of $2.5 million was $1.2 million higher than the second quarter of 2018

•	Operating profit from ongoing operations for Bonnell Aluminum of $14.5 million was $1.4 million higher than the second quarter of 2018

John Steitz, Tredegar’s president and chief executive officer, said, “Overall PE Films profits declined mainly from the previously disclosed lost business relating to a customer product transition in our Personal Care component. Our Surface Protection component of PE Films had record contribution to our quarterly operating profits and continued to benefit from a delay in a possible future customer product transition. Personal Care remains very focused on getting new business as well as cost reduction initiatives.”
Mr. Steitz continued, “Terphane had another quarter of profit growth supported by the re-start in June 2018 of a previously idled production line. Operating profits in Bonnell Aluminum increased in the quarter despite lower volume. If the volume shortfall persists, we’ll continue to develop contingency plans to address these conditions, including proper alignment of our cost structure with customer demand.”
Mr. Steitz further commented, “We had good net cash flow with debt net of cash declining by $29 million during the first half of 2019, including a $17.6 million dividend received in April from our kaléo investment.”

OPERATIONS REVIEW
PE Films
PE Films is composed of surface protection films, personal care materials, polyethylene overwrap films and films for other markets. A summary of second quarter and year-to-date operating results from ongoing operations for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	June 30,			June 30,
	2019	2018		2019	2018
Sales volume (lbs)	25,476	30,099	(15.4)%	51,322	64,922	(20.9)%
Net sales	$69,161	$82,457	(16.1)%	$135,941	$175,707	(22.6)%
Operating profit from ongoing operations	$7,766	$8,678	(10.5)%	$10,717	$22,712	(52.8)%

Second Quarter 2019 Results vs. Second Quarter 2018 Results
Net sales (sales less freight) in the second quarter of 2019 decreased by $13.3 million versus 2018 due to lower sales in Personal Care. Surface Protection sales increased $4.3 million while Personal Care sales decreased $18.0 million.
Net sales in Surface Protection increased in the second quarter of 2019 versus the second quarter of 2018 due to higher selling prices and quality claims in 2018 that did not recur in 2019. As discussed further below, a possible customer product transition in Surface Protection continues to be delayed. Net sales decreased in Personal Care as a result of lower volume in most product categories from competitive pressures ($13 million), including a large portion associated with the previously disclosed customer product transition discussed below. In addition, net sales were adversely impacted by mix, the timing in the passthrough of changes in resin prices and the decline in the value of currencies for operations outside of the U.S. relative to the U.S. Dollar.
Operating profit from ongoing operations in the second quarter of 2019 decreased by $0.9 million versus the second quarter of 2018 primarily due to:

•
Higher contribution to profits from Surface Protection primarily due to higher selling prices slightly offset by mix (net favorable impact of $2.1 million), quality claims in 2018 that did not recur in 2019 ($1.3 million) and improved operating efficiencies ($1.9 million);

•
Lower contribution to profits from Personal Care primarily due to lower volume ($5.5 million), unfavorable mix ($1.8 million), the unfavorable timing in the passthrough of changes in resin prices ($0.4 million) and an unfavorable foreign exchange impact ($0.4 million), partially offset by efficiencies primarily from lower fixed manufacturing and selling, general and administrative costs ($1.6 million); and

•	A favorable variance in other components of PE Films of $0.3 million.
Customer Product Transitions in Surface Protection and Personal Care
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation process and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications could be made obsolete by possible future customer product transitions to less costly alternative processes or materials. These transitions principally relate to one customer. The Company previously believed the transitions could possibly be fully implemented by the fourth quarter of 2019; however, these transitions continue to encounter delays resulting in higher than expected volumes which contributed to record operating profit for Surface Protection during the second quarter of 2019. If fully implemented, the Company estimates that the annualized adverse impact on future operating profit from this customer shift versus the performance during the last four quarters ended June 30, 2019, would be approximately $14 million. To offset the potential adverse impact, the Company is aggressively pursuing and making progress on new surface protection products, applications, markets and customers.
During October 2018, the Personal Care component of PE Films completed negotiations with its customer regarding a previously disclosed significant product transition. The total annual sales that will be adversely impacted by this product transition is approximately $70 million. During 2019, the Company expects sales for the product of $30 to $35 million with the potential for no sales thereafter.
Personal Care had operating profit from ongoing operations plus depreciation and amortization of $3.1 million in the fourth quarter of 2018 and negative $0.5 million in the first half of 2019, and expects negative $1.0 million in the second half of 2019. Competitive pressures have led Personal Care to miss its sales and margin goals so far in 2019. Management continues to focus on new business development and cost reduction initiatives.

  First Six Months 2019 Results vs. First Six Months 2018 Results
Net sales (sales less freight) in the first six months of 2019 decreased by $40 million versus 2018 primarily due to lower sales in Surface Protection and Personal Care of $5.6 million and $34.8 million, respectively. The decline in sales in Surface Protection occurred in the first quarter of 2019 which the Company believes was the result of customer inventory builds in previous periods. The decline in sales in Personal Care was primarily due to lower volume in most product categories from competitive pressures ($26 million), including a large portion associated with the previously disclosed customer product transition. In addition, net sales were adversely impacted by mix, the timing in the passthrough of changes in resin prices and the decline in the value of currencies for operations outside of the U.S. relative to the U.S. Dollar.
Operating profit from ongoing operations in the first six months of 2019 decreased by $12.0 million versus 2018 primarily due to:

•
Lower contribution to profits from Surface Protection, primarily due to lower volume and mix ($8.1 million) and higher research and development spending ($0.8 million), partially offset by higher selling prices ($4.6 million), quality claims in 2018 that did not recur in 2019 ($1.3 million), manufacturing efficiencies ($1.2 million), favorable raw material costs ($0.7 million), and lower selling, general and administrative costs ($0.3 million);

•
Lower contribution to profits from Personal Care primarily due to lower volume ($10.6 million) and unfavorable mix ($3.1 million), partially offset by efficiencies primarily from lower fixed manufacturing and selling, general and administrative costs ($2.2 million); and

•	A favorable variance in other components of PE Films of $0.3 million.
Capital Expenditures, Depreciation & Amortization
Capital expenditures in PE Films were $12.4 million in the first six months of 2019 compared to $7.4 million in the first six months of 2018. The Company’s latest estimate for 2019 includes projected capital expenditures of $33 million including: $12 million of a total $25 million needed to complete the North American capacity expansion for elastics products in Personal Care ($8 million spent in the first half of 2019); $4 million for a new scale-up line in Surface Protection to improve development and speed to market for new products; $5 million for other development projects; and $10 million for capital expenditures required to support continuity of current operations.
Depreciation expense was $7.2 million in the first six months of 2019 and $7.6 million in the first six months of 2018. Depreciation expense is projected to be $15 million in 2019.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of second quarter and year-to-date operating results from ongoing operations for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	June 30,			June 30,
	2019	2018		2019	2018
Sales volume (lbs)	26,460	23,701	11.6%	51,921	47,018	10.4%
Net sales	$33,443	$28,304	18.2%	$67,062	$56,741	18.2%
Operating profit from ongoing operations	$2,517	$1,294	94.5%	$5,377	$3,008	78.8%

Second Quarter 2019 Results vs. Second Quarter 2018 Results
Net sales increased in the second quarter of 2019 compared to the second quarter of 2018 due to higher sales volume and increased selling prices associated with the passthrough of higher resin costs. The higher sales volume was associated with increased production capacity for Terphane’s Brazilian operations resulting from the re-start of a previously idled production line in June 2018.
Terphane’s operating profit from ongoing operations in the second quarter of 2019 increased by $1.2 million versus the second quarter of 2018 primarily due to:

•	Higher volume ($1.1 million) and higher selling prices ($0.4 million), partially offset by higher fixed and variable costs ($1.1 million) and costs related to the restarted line ($0.3 million);

•	Net favorable foreign currency translation of Real-denominated operating costs ($0.9 million); and

•	Net lower foreign currency transaction losses of $0.2 million (losses of $0.1 million in 2019 versus losses of $0.3 million in 2018).
First Six Months 2019 Results vs. First Six Months 2018 Results
Net sales and volume increased in the first six months of 2019 compared to the first six months of 2018. The factors impacting sales for Terphane during the first half of 2019 versus last year are similar to the factors described above in the quarterly comparison.
Terphane’s operating results from ongoing operations in the first six months of 2019 increased by $2.4 million versus the first six months of 2018 primarily due to:

•	Higher sales volume ($2.0 million) and higher selling prices ($0.8 million), partially offset by higher fixed and variable costs ($1.9 million) and costs related to the restarted line ($0.6 million);

•	Net favorable foreign currency translation of Real-denominated operating costs of $1.6 million;

•	Net lower foreign currency transaction losses of $0.4 million (break even in 2019 versus losses of $0.4 million in 2018).
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Terphane were $3.0 million in the first six months of 2019 compared to $1.4 million in the first six months of 2018. Capital expenditures are projected to be $12 million in 2019, including $7 million for new capacity for value-added products and productivity projects and $5 million for capital expenditures required to support continuity of current operations. Depreciation expense was $0.5 million in the first six months of 2019 and $0.4 million in the first six months of 2018. Depreciation expense is projected to be $1.0 million in 2019. Amortization expense was $0.2 million in the first six months of 2019 and $0.2 million in the first six months of 2018, and is projected to be $0.5 million in 2019.
Aluminum Extrusions
Aluminum Extrusions, which includes Bonnell Aluminum and its operating divisions, AACOA and Futura, produces high-quality, soft-alloy and medium-strength aluminum extrusions primarily for the following markets: building and construction, automotive, and specialty, which consists of consumer durables, machinery and equipment, electrical and distribution end-use products.

A summary of second quarter and year-to-date operating results from ongoing operations for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In Thousands, Except Percentages)	June 30,			June 30,
	2019	2018		2019	2018
Sales volume (lbs)	53,127	55,057	(3.5)%	106,839	106,560	0.3%
Net sales	$136,757	$144,558	(5.4)%	$275,804	$272,793	1.1%
Operating profit from ongoing operations	$14,518	$13,156	10.4%	$26,603	$23,355	13.9%
Second Quarter 2019 Results vs. Second Quarter 2018 Results
Net sales in the second quarter of 2019 decreased versus 2018 primarily due to lower sales volume and the passthrough of lower metal costs, partially offset by an increase in average selling prices to cover higher operating costs. Sales volume in the second quarter of 2019 decreased by 3.5% versus 2018 due to lower volume in the building and construction and specialty markets.
Operating profit from ongoing operations in the second quarter of 2019 increased by $1.4 million in comparison to the second quarter of 2018, due to higher pricing ($2.6 million) and improved performance at the Niles, Michigan facility ($0.4 million), partially offset by lower volumes ($1.2 million) and higher freight costs ($0.5 million).
First Six Months 2019 Results vs. First Six Months 2018 Results
Net sales in the first six months of 2019 increased versus 2018 primarily due to higher volume in the first quarter of 2019 and an increase in average selling price to cover higher operating costs, partially offset by the passthrough of lower metal costs. Sales volume in the first six months of 2019 was relatively flat versus 2018. Higher average net selling prices had a favorable impact on net sales of $2.0 million, and higher volume improved net sales by $1.1 million.
Operating profit from ongoing operations in the first six months of 2019 increased by $3.2 million in comparison to the first six months of 2018, primarily due to higher pricing ($10.9 million) and higher volume ($0.5 million), partially offset by increased labor and employee-related expenses ($3.9 million), higher operating costs including increased freight costs ($1.4 million), higher supplies and maintenance in the first quarter of 2019 ($1.3 million) and other costs ($1.4 million).
Capital Expenditures, Depreciation & Amortization
Capital expenditures in Bonnell Aluminum were $8.8 million in the first six months of 2019, compared to $5.6 million in the first six months of 2018. Capital expenditures are projected to be $17 million in 2019, including approximately $7 million for infrastructure upgrades at the Carthage, Tennessee facility and other productivity improvements, approximately $1 million for fabrication and automation capabilities, and approximately $9 million required to support continuity of current operations. Depreciation expense was $6.7 million in the first six months of 2019 compared to $6.6 million in the first six months of 2018, and is projected to be $13 million in 2019. Amortization expense was $1.5 million in the first six months of 2019 and $1.8 million in the first six months of 2018, and is projected to be $3 million in 2019.

Corporate Expenses, Interest, Taxes & Other
Pension expense was $4.8 million in the first six months of 2019, versus $5.1 million in the first six months of 2018. The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $9.7 million in 2019. Corporate expenses, net, increased in the first six months of 2019 versus 2018 primarily due to higher stock-based employee compensation ($0.7 million), and consulting fees ($2.9 million) related to the identification and remediation of previously disclosed material weaknesses in the Company’s internal control over financial reporting, business development activities, and implementation of new accounting guidance.
Interest expense was $2.5 million in the first six months of 2019 in comparison to $3.2 million in the first six months of 2018, primarily due to lower average debt levels.
The effective tax rate used to compute income tax expense from continuing operations was 19.8% in the first six months of 2019, compared to 23.0% in the first six months of 2018. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) of the Notes to Financial Tables in this press release was 22.2% for the first six months of 2019 versus 22.2% in 2018 (see also Note (f) of the Notes to Financial Tables). An explanation of differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2019 and 2018 will be provided in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019.
Tredegar’s approximately 20% ownership in kaleo, Inc. (“kaléo”), which is accounted for under the fair value method, was estimated at a value of $91.2 million at June 30, 2019, versus $84.6 million at December 31, 2018. In addition, the Company received a cash dividend from kaléo of $17.6 million on April 30, 2019, which had been declared on March 29, 2019. Dividend income recognized on kaléo and changes in the estimated fair value of the Company’s investment in kaléo, which are included in net income (loss) under GAAP, have consistently been excluded from net income from ongoing operations as shown in the reconciliation table in Note (a) of the Notes to the Financial Tables in this press release. Kaléo’s stock is not publicly traded. The ultimate value of Tredegar’s ownership interest in kaléo could be materially different from the $91.2 million estimated fair value reflected in the Company’s financial statements at June 30, 2019.
CAPITAL STRUCTURE
Total debt was $73.0 million at June 30, 2019, compared to $101.5 million at December 31, 2018. Net debt (debt in excess of cash and cash equivalents) was $38.3 million at June 30, 2019, compared to $67.1 million at December 31, 2018. Net debt is a financial measure that is not calculated or presented in accordance with GAAP. See Note (e) of the Notes to the Financial Tables in this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
On June 28, 2019, Tredegar entered into a $500 million five-year, secured revolving credit facility (“Credit
Agreement”), with an option to increase that amount by $100 million. The Credit Agreement replaces the Company’s previous $400 million five-year, secured revolving credit facility that was due to expire on March 1, 2021.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation, the following:

•	loss or gain of sales to significant customers on which our business is highly dependent;

•	inability to achieve sales to new customers to replace lost business;

•	inability to develop, efficiently manufacture and deliver new products at competitive prices;

•	failure of our customers to achieve success or maintain market share;

•	failure to protect our intellectual property rights;

•	risks of doing business in countries outside the U.S. that affect our substantial international operations;

•	political, economic, and regulatory factors concerning our products;

•	uncertain economic conditions in countries in which we do business;

•	competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;

•	impact of fluctuations in foreign exchange rates;

•	a change in the amount of our underfunded defined benefit (pension) plan liability;

•	an increase in the operating costs incurred by our operating companies, including, for example, the cost of raw materials and energy;

•
inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;

•	disruption to our manufacturing facilities;

•	an information technology system failure or breach;

•	volatility and uncertainty of the valuation of our investment in kaléo;

•	the impact of the imposition of tariffs and sanctions on imported aluminum ingot used in our aluminum extrusions;

•	the impact of new tariffs or duties imposed as a result of rising trade tensions between the U.S. and other countries;

•	failure to establish and maintain effective internal control over financial reporting;

•	the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A of Tredegar’s Annual Report on Form 10-K for the year ended December 31, 2018. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.

Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2018 sales of $1.1 billion. With approximately 3,100 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Sales	$248,248	$263,759	$496,714	$522,470
Other income (expense), net (b)(d)	7,096	5,857	24,206	14,089
	255,344	269,616	520,920	536,559

Cost of goods sold (b)	192,581	210,667	393,235	413,856
Freight	8,887	8,440	17,907	17,229
Selling, R&D and general expenses (b)	29,315	25,592	55,811	51,732
Amortization of intangibles	890	1,025	1,782	2,054
Pension and postretirement benefits	2,416	2,578	4,831	5,156
Interest expense	1,263	1,577	2,495	3,221
Asset impairments and costs associated with exit and disposal activities, net of adjustments (b)	1,075	468	2,131	590
	236,427	250,347	478,192	493,838
Income before income taxes	18,917	19,269	42,728	42,721
Income tax expense	4,440	4,547	8,467	9,834
Net income	$14,477	$14,722	$34,261	$32,887

Earnings per share:
Basic	$0.44	$0.45	$1.03	$1.00
Diluted	$0.44	$0.44	$1.03	$1.00

Shares used to compute earnings per share:
Basic	33,270	33,074	33,197	33,028
Diluted	33,278	33,108	33,203	33,048

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net Sales
PE Films	$69,161	$82,457	$135,941	$175,707
Flexible Packaging Films	33,443	28,304	67,062	56,741
Aluminum Extrusions	136,757	144,558	275,804	272,793
Total net sales	239,361	255,319	478,807	505,241
Add back freight	8,887	8,440	17,907	17,229
Sales as shown in the Condensed Consolidated Statements of Income	$248,248	$263,759	$496,714	$522,470

Operating Profit (Loss)
PE Films:
Ongoing operations	$7,766	$8,678	$10,717	$22,712
Plant shutdowns, asset impairments, restructurings and other (b)	(1,523)	(1,135)	(2,901)	(2,187)
Flexible Packaging Films:
Ongoing operations	2,517	1,294	5,377	3,008
Plant shutdowns, asset impairments, restructurings and other (b)	—	—	—	—
Aluminum Extrusions:
Ongoing operations	14,518	13,156	26,603	23,355
Plant shutdowns, asset impairments, restructurings and other (b)	(17)	(46)	(57)	(99)
Total	23,261	21,947	39,739	46,789
Interest income	48	228	107	284
Interest expense	1,263	1,577	2,495	3,221
Gain (loss) on investment in kaléo accounted for under fair value method (d)	7,100	5,800	24,182	14,000
Stock option-based compensation costs	898	305	1,313	391
Corporate expenses, net (b)	9,331	6,824	17,492	14,740
Income before income taxes	18,917	19,269	42,728	42,721
Income tax expense	4,440	4,547	8,467	9,834
Net income	$14,477	$14,722	$34,261	$32,887

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Cash & cash equivalents	$34,660	$34,397
Restricted cash	5,109	—
Accounts & other receivables, net	116,370	124,727
Income taxes recoverable	2,923	6,783
Inventories	93,359	93,810
Prepaid expenses & other	8,501	9,564
Total current assets	260,922	269,281
Property, plant & equipment, net	235,715	228,369
Right-of-use leased assets	19,610	—
Investment in kaléo (cost basis of $7,500)	91,200	84,600
Identifiable intangible assets, net	34,530	36,295
Goodwill	81,404	81,404
Deferred income taxes	1,343	3,412
Other assets	5,376	4,012
Total assets	$730,100	$707,373
Liabilities and Shareholders’ Equity
Accounts payable	$106,871	$112,758
Accrued expenses	46,479	42,495
Lease liability, short-term	2,650	—
Total current liabilities	156,000	155,253
Lease liability, long-term	18,526	—
Long-term debt	73,000	101,500
Pension and other postretirement benefit obligations, net	83,965	88,124
Deferred income taxes	4,402	—
Other noncurrent liabilities	5,931	7,639
Shareholders’ equity	388,276	354,857
Total liabilities and shareholders’ equity	$730,100	$707,373

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2019	2018
Cash flows from operating activities:
Net income	$34,261	$32,887
Adjustments for noncash items:
Depreciation	14,465	14,688
Amortization of intangibles	1,782	2,054
Amortization of right-of-use lease asset	1,270	—
Deferred income taxes	5,339	8,996
Accrued pension income and post-retirement benefits	4,831	5,156
(Gain)/loss on investment accounted for under the fair value method	(6,600)	(14,000)
(Gain)/loss on asset impairments and divestitures	522	—
Net (gain)/loss on sale of assets	(11)	(109)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	8,471	(15,205)
Inventories	702	(810)
Income taxes recoverable/payable	3,860	26,277
Prepaid expenses and other	1,081	(2,057)
Accounts payable and accrued expenses	(566)	13,879
Lease liability	(1,306)	—
Pension and postretirement benefit plan contributions	(3,648)	(2,912)
Other, net	4,043	2,926
Net cash provided by operating activities	68,496	71,770
Cash flows from investing activities:
Capital expenditures	(24,251)	(14,528)
Return of escrowed funds relating to acquisition earn-out	—	4,250
Proceeds from the sale of assets and other	22	1,095
Net cash used in investing activities	(24,229)	(9,183)
Cash flows from financing activities:
Borrowings	30,000	28,000
Debt principal payments	(58,500)	(57,000)
Dividends paid	(7,320)	(7,293)
Debt financing costs	(1,757)	—
Proceeds from exercise of stock options and other	(854)	926
Net cash used in financing activities	(38,431)	(35,367)
Effect of exchange rate changes on cash	(464)	(1,390)
Increase in cash, cash equivalents and restricted cash	5,372	25,830
Cash, cash equivalents and restricted cash at beginning of period	34,397	36,491
Cash, cash equivalents and restricted cash at end of period	$39,769	$62,321

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income and earnings per share from ongoing operations for the three and six months ended June 30, 2019 and 2018 is shown below:

(in millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income as reported under GAAP	$14.5	$14.7	$34.3	$32.9
After-tax effects of:
Losses associated with plant shutdowns, asset impairments and restructurings	1.1	0.6	2.0	0.7
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(5.6)	(4.5)	(19.9)	(10.9)
Other	1.7	0.7	2.6	1.8
Net income from ongoing operations	$11.7	$11.5	$19.0	$24.5

Earnings per share as reported under GAAP (diluted)	$0.44	$0.44	$1.03	$1.00
After-tax effects per diluted share of:
Losses associated with plant shutdowns, asset impairments and restructurings	0.03	0.02	0.06	0.02
(Gains) losses from sale of assets and other:
(Gain) loss associated with the investment in kaléo	(0.17)	(0.14)	(0.60)	(0.33)
Other	0.05	0.03	0.08	0.05
Earnings per share from ongoing operations (diluted)	$0.35	$0.35	$0.57	$0.74
Reconciliations of the pre-tax and post-tax balances attributed to net income are shown in Note (f).
(b) Losses associated with plant shutdowns, asset impairments, restructurings and other items for continuing operations in the second quarter and first six months of 2019 and 2018 detailed below are shown in the statements of net sales and operating profit by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.
Plant shutdowns, asset impairments, restructurings and other items in the second quarter of 2019 include:

•
Pretax charges of $2.0 million for professional fees associated with remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting, business development activities, and implementation of new accounting guidance (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $1.0 million associated with the consolidation of certain PE Films manufacturing activities in the U.S. and Europe for its Personal Care business component, including the eventual shutdown of the facility in Lake Zurich, Illinois and the transfer of its production of elastics materials to the new elastics production lines in Terre Haute, Indiana.  The pretax charges are comprised of severance and other employee-related accrued costs of $0.4 million, asset impairments of $0.3 million and accelerated depreciation of $0.3 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $0.1 million for severance and other employee-related costs associated with restructurings in PE Films;

•
Pretax charges of $0.2 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•	Pretax charges of $0.3 million associated with the shutdown of PE Films’ manufacturing facility in Shanghai, China, which consists of other facility-related costs.
Plant shutdowns, asset impairments, restructurings and other items in the first six months of 2019 include:

•
Pretax charges of $2.9 million for professional fees associated with remediation activities and other costs relating to the Company’s material weaknesses in internal control over financial reporting, business development activities, and implementation of new accounting guidance (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

•
Pretax charges of $1.0 million associated with the consolidation of certain PE Films manufacturing activities in the U.S. and Europe for its Personal Care business component, including the eventual shutdown of the facility in Lake Zurich, Illinois and the transfer of its production of elastics materials to the new elastics production lines in Terre Haute, Indiana.  The pretax charges are comprised of severance and other employee-related accrued costs of $0.4 million, asset impairments of $0.3 million and accelerated depreciation of $0.3 million (included in “Cost of goods sold” in the condensed consolidated statements of income);

•	Pretax charges of $0.4 million for the write-off of a Personal Care production line at PE Films’ Guangzhou, China facility;

•	Pretax charges of $0.5 million for severance and other employee-related costs associated with restructurings in PE Films;

•
Pretax charges of $0.4 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•	Pretax charges of $0.5 million associated with the shutdown of PE Films’ manufacturing facility in Shanghai, China, which consists of other facility-related costs.
Plant shutdowns, asset impairments, restructurings and other items in the second quarter of 2018 include:

•
Pretax charges of $0.6 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•
Pretax charges of $0.7 million associated with the shutdown of PE Films’ manufacturing facility in Shanghai, China, which consists of severance and other employee-related accrued costs of $0.4 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.2 million.

Plant shutdowns, asset impairments, restructurings and other items in the first six months of 2018 include:

•
Pretax charges of $1.5 million related to estimated excess costs associated with the ramp-up of new product offerings and additional expenses related to strategic capacity expansion projects by PE Films (included in “Cost of goods sold” in the condensed consolidated statements of income);

•
Pretax charges of $0.3 million for professional fees associated with the Terphane Limitada worthless stock deduction, the impairment of assets of Flexible Packaging Films and determining the effect of the new U.S. federal income tax law (included in “Selling, R&D and general expenses” in the statements of net sales and operating profit by segment and “Corporate expenses, net” in the statements of net sales and operating profit by segment); and

•
Pretax charges of $0.7 million associated with the shutdown of PE Films’ manufacturing facility in Shanghai, China, which consists of severance and other employee-related accrued costs of $0.4 million, accelerated depreciation of $0.1 million (included in “Cost of goods sold” in the condensed consolidated statements of income) and other facility consolidation-related expenses of $0.2 million.

(c) The Company plans to further consolidate the production of certain personal care products in the US and Europe and, in connection with this consolidation, to close its PE Films manufacturing facility in Lake Zurich, Illinois, which produces elastic materials. Production at the Lake Zurich plant is expected to cease during the fourth quarter of 2019 with product transfers to the new elastic production line at Terre Haute, Indiana. The Company anticipates product transfers in Europe to take place over the next twelve months. As a result of this consolidation, the Company expects to recognize pre-tax cash costs of $9.3 million associated with these activities comprised of (i) customer-related costs ($1.2 million), (ii) severance and other employee related costs ($3.0 million), and (iii) asset disposal and other cash costs ($5.1 million).  In addition, the Company expects non-cash asset write-offs and accelerated depreciation of $1.7 million.  Pre-tax annual cash savings from consolidating operations of $4 million are expected. Proceeds from the expected sale of Lake Zurich’s real property are estimated at approximately $5 million. The Company anticipates that these activities will be completed by the end of 2020.
(d) A gain on the Company’s investment in kaléo of $7.1 million was recognized in the second quarter of 2019, and $24.2 million was recognized in the first six months of 2019, which included a $17.6 million dividend, compared to a gain of $5.8 million and $14.0 million in the second quarter and first six months of 2018, respectively (included in “Other income (expense), net” in the condensed consolidated statements of income).

(e)	Net debt is calculated as follows:

(in millions)	June 30,	December 31,	Increase/
	2019	2018	(Decrease)
Debt	$73.0	$101.5	$(28.5)
Less: Cash and cash equivalents	34.7	34.4	0.3
Net debt	$38.3	$67.1	$(28.8)
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

(f)
Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which have been presented separately and removed from net income and diluted earnings per share as reported under GAAP. Net income and earnings per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation of the pre-tax and post-tax balances attributed to net income from ongoing operations for the three and six months ended June 30, 2019 and 2018 are shown below in order to show the impact on the effective tax rate:

(In Millions)	Pre-tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended June 30, 2019	(a)	(b)		(b)/(a)
Net income reported under GAAP	$18.9	$4.4	$14.5	23.5%
Losses associated with plant shutdowns, asset impairments and restructurings	1.4	0.3	1.1
(Gains) losses from sale of assets and other	(5.0)	(1.1)	(3.9)
Net income from ongoing operations	$15.3	$3.6	$11.7	23.6%
Three Months Ended June 30, 2018
Net income reported under GAAP	$19.3	$4.5	$14.7	23.6%
Losses associated with plant shutdowns, asset impairments and restructurings	0.6	—	0.6
(Gains) losses from sale of assets and other	(5.0)	(1.2)	(3.8)
Net income from ongoing operations	$14.8	$3.3	$11.5	22.4%
Six Months Ended June 30, 2019
Net income reported under GAAP	$42.7	$8.5	$34.3	19.8%
Losses associated with plant shutdowns, asset impairments and restructurings	2.4	0.4	2.0
(Gains) losses from sale of assets and other	(20.8)	(3.5)	(17.3)
Net income from ongoing operations	$24.4	$5.4	$19.0	22.2%
Six Months Ended June 30, 2018
Net income reported under GAAP	$42.7	$9.8	$32.9	23.0%
Losses associated with plant shutdowns, asset impairments and restructurings	0.7	—	0.7
(Gains) losses from sale of assets and other	(12.0)	(2.9)	(9.1)
Net income from ongoing operations	$31.4	$6.9	$24.5	22.2%

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com